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Exhibits 4.14 and 10.23

SECOND AMENDMENT TO RESTATED CREDIT AGREEMENT

        THIS SECOND AMENDMENT TO RESTATED CREDIT AGREEMENT (hereinafter referred to as the "Amendment") executed as of the 24th day of June, 2002, by and between EXCO RESOURCES, INC., a Texas corporation ("EXCO") and EXCO OPERATING, LP, a Delaware limited partnership ("Operating") (EXCO and Operating are hereinafter collectively referred to as "Borrowers" and individually as a "Borrower") and BANK ONE, NA, a national banking association ("Bank One"), and each of the financial institutions which is a party thereto (as evidenced by the signature pages to the Agreement) or which may from time to time become a party hereto pursuant to the provisions of Section 28 thereof or any successor or assignee thereof (hereinafter collectively referred to as "Lenders", and individually, "Lender") and Bank One, as Administrative Agent (the "Agent") and BNP Paribas, as Syndication Agent, and The Bank of Nova Scotia, as Documentation Agent and Banc One Capital Markets, Inc., as Lead Arranger and Bookrunner ("Arranger").

WITNESSETH:

        WHEREAS, as of April 26, 2001, EXCO, as Borrower, the Lenders and the Agent entered into a Credit Agreement pursuant to which the Lenders made available to the Borrowers certain credit facilities in the form therein described; and

        WHEREAS, as of December 18, 2001, Borrowers, Lenders and Agent entered into a Restated Credit Agreement (the "Credit Agreement"); and

        WHEREAS, as of April 26, 2002, Borrower, Lenders and Agent entered into an Amendment to Restated Credit Agreement (the "First Amendment"); and

        WHEREAS, the Borrowers have requested that the Lenders agree to make certain additional amendments to the Credit Agreement and the Lenders, together with certain additional financial institutions who shall become a party to the Credit Agreement at the Amendment Effective Date (as hereinafter defined), have agreed to do so on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, the parties agree to amend the Credit Agreement as follows:

        1.    Unless otherwise defined herein all defined terms used herein shall have the same meaning as ascribed to such terms in the Credit Agreement.

        2.    Section 1 of the Credit Agreement is hereby amended to add the following new definitions:

          "Pro-Forma Consolidated EBITDA" shall mean Consolidated Net Income (excluding gains and losses from asset sales, extraordinary and non-recurring non-cash gains and losses) from Qualified Acquisitions plus, from such Qualified Acquisitions, the sum of (i) (A) income tax expense (but excluding income tax expense relating to the sales or other disposition of assets, including capital stock, the gains and losses from which are excluded in the determination of Consolidated Net Income), plus (B) Consolidated Interest Expense, plus (C) depreciation, depletion and amortization expense, plus (D) any other non-cash expenses less (ii) any other non-cash income, all as determined in accordance with GAAP and/or any applicable Securities and Exchange Commission regulation and acceptable to Agent (which such acceptance shall not be unreasonably withheld), in each case for four (4) fiscal quarters ending on the date of determination."

          "Qualified Acquisitions" shall mean, as of any date, acquisitions by Borrowers in the previous twelve (12) months."

        3.    Section 13 of the Credit Agreement is hereby amended in the following respects:

          (a)  By the deletion of Subsection (c) therefrom in its entirety and substituting the following in lieu thereof:

            "(c) Debt Coverage Ratio. The Borrowers will not allow EXCO's ratio of Consolidated Funded Debt to the sum of (i) Consolidated EBITDA plus (ii) Pro-Forma Consolidated EBITDA to be greater than 2.5 to 1.0 as of the end of any fiscal quarter beginning with the fiscal quarter ending June 30, 2002."

          (b)  By the deletion of Subsection 13(h) therefrom in its entirety and substituting the following in lieu thereof:

            "(h) Restricted Payments. Neither the Borrower nor any Subsidiary will declare or pay any cash dividend, purchase, redeem or otherwise acquire for value any of its stock now or hereafter outstanding, return any capital to its stockholders, or make any distribution of its assets to its stockholders except that (A) any Subsidiary may pay dividends to any Borrower or any Guarantor, (B) EXCO may pay dividends required to be paid on the Convertible Preferred Stock and (C) EXCO may purchase its own common stock if such purchase is made in compliance with the provisions of Section 13(n)(vii), if, and only if, (i) no Borrowing Base Deficiency exists (whether or not said Borrowing Base Deficiency is in the process of being cured pursuant to the provisions of Section 9(b) hereof), or (ii) immediately before and after giving effect to any such dividend payment any Default or Event of Default shall exist. Neither Borrower nor any Subsidiary will retire, redeem or prepay prior to scheduled maturity any indebtedness other than obligations under this Agreement."

          (c)  By the deletion of Subsection 13(n)(vii) therefrom in its entirety and substituting the following in lieu thereof:

            "(vii) other investments (including repurchases by EXCO of its common stock) not exceeding in the aggregate at the time of the incurrence thereof the amount of (A) $5,000,000 (measured in costs on a cumulative basis) whenever the Borrowing Base Usage is equal to or greater than 75%, and (B) $10,000,000 (measured in costs on a cumulative basis) whenever the Borrowing Base Usage is less than 75%; provided, however, that in no event may EXCO's total expenditure for investments in its own common stock ever exceed $5,000,000."

        4.    Except to the extent its provisions are specifically amended, modified or superseded by the First Amendment or this Amendment, the representations, warranties and affirmative and negative covenants of the Borrowers contained in the Credit Agreement are incorporated herein by reference for all purposes as if copied herein in full. The Borrowers hereby restate and reaffirm each and every term and provision of the Credit Agreement, as amended, including, without limitation, all representations, warranties and affirmative and negative covenants. Except to the extent its provisions are specifically amended, modified or superseded by the First Amendment or this Amendment, the Credit Agreement, as amended, and all terms and provisions thereof shall remain in full force and effect, and the same in all respects are confirmed and approved by the Borrowers and the Lenders.

        5.    This Amendment shall be effective as of the date first above written, but only upon the satisfaction of the conditions precedent set forth in Paragraph 6 hereof.

        6.    The obligations of Lenders under this Amendment shall be subject to the following conditions precedent:

          (a)  Execution and Delivery. The Borrowers shall have executed and delivered this Amendment, and other required documents, all in form and substance satisfactory to the Agent;

          (b)  Representations and Warranties. The representations and warranties of the Borrowers under this Amendment are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);

          (c)  No Event of Default. No Event of Default shall have occurred and be continuing nor shall any event have occurred or failed to occur which, with the passage of time or service of notice, or both, would constitute an Event of Default;

          (d)  Other Documents. The Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Agent or its counsel may reasonably request, and all such documents shall be in form and substance satisfactory to the Agent;

          (e)  Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for the Agent retained at the expense of Borrowers.

        7.    Borrowers hereby represent and warrant that all factual information heretofore and contemporaneously furnished by or on behalf of Borrowers to Agent for purposes of or in connection with this Amendment does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained herein or therein from being misleading. Each of the foregoing representations and warranties shall constitute a representation and warranty of Borrowers made under the Credit Agreement, and it shall be an Event of Default if any such representation and warranty shall prove to have been incorrect or false in any material respect at the time given. Each of the representations and warranties made under the Credit Agreement (including those made herein) shall survive and not be waived by the execution and delivery of this Amendment or any investigation by Lenders.

        8.    The Borrowers agree to indemnify and hold harmless the Lenders and their respective officers, employees, agents, attorneys and representatives (singularly, an "Indemnified Party", and collectively, the "Indemnified Parties") from and against any loss, cost, liability, damage or expense (including the reasonable fees and out-of-pocket expenses of counsel to the Lender, including all local counsel hired by such counsel) ("Claim") incurred by the Lenders in investigating or preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law, federal or state environmental law, or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon any acts, practices or omissions or alleged acts, practices or omissions of the Borrowers or their agents or arises in connection with the duties, obligations or performance of the Indemnified Parties in negotiating, preparing, executing, accepting, keeping, completing, countersigning, issuing, selling, delivering, releasing, assigning, handling, certifying, processing or receiving or taking any other action with respect to the Loan Documents and all documents, items and materials contemplated thereby even if any of the foregoing arises out of an Indemnified Party's ordinary negligence. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrowers to the Lenders hereunder or at common law or otherwise, and shall survive any termination of this Amendment, the expiration of the Loan and the payment of all indebtedness of the Borrowers to the Lenders hereunder and under the Notes, provided that the Borrowers shall have no obligation under this section to the Lenders with respect to any of the foregoing arising out of the gross negligence or willful misconduct of the Lenders. If any Claim is asserted against any Indemnified Party, the Indemnified Party shall endeavor to notify the Borrowers of such Claim (but failure to do so shall not affect the indemnification herein made except to the extent of the actual harm caused by such failure). The Indemnified Party shall have the right to employ, at the Borrowers' expense, counsel of the Indemnified Parties' choosing and to control the defense of the Claim. The Borrowers may at their own expense also participate in the defense of any Claim. Each Indemnified Party may employ separate counsel in connection with any Claim to the extent such Indemnified Party believes it reasonably prudent to protect such Indemnified Party. The parties intend for the provisions of this Section to apply to and protect each Indemnified Party from the consequences of strict liability imposed or threatened to be imposed on any Indemnified Party as well as from the consequences of its own negligence, whether or not that negligence is the sole, contributing, or concurring cause of any Claim.

        9.    This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

        10.  WRITTEN CREDIT AGREEMENT. THE CREDIT AGREEMENT, AS AMENDED BY THE FIRST AMENDMENT OR THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN AND AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN AND AMONG THE PARTIES.

        IN WITNESS WHEREOF, the parties have caused this Amendment to Restated Credit Agreement to be duly executed as of the date first above written.

BORROWERS:
EXCO RESOURCES, INC.
By:	/s/ J. DOUGLAS RAMSEY J. Douglas Ramsey, Vice President and Chief Financial Officer
EXCO OPERATING, LP a Delaware limited partnership
By:	EXCO Investment II, LLC, its General Partner
	By:	/s/ T.W. EUBANK T.W. Eubank, President

LENDERS:
BANK ONE, NA a national banking association (Main Office Chicago) as a Lender and as Administrative Agent
By:	/s/ WM. MARK CRANMER Wm. Mark Cranmer, Director Capital Markets

BNP PARIBAS as a Lender and as Syndication Agent
By:	/s/ DAVID DODD
Name:	David Dodd
Title:	Director
By:	/s/ POLLY SCHOTT
Name:	Polly Schott
Title:	Vice President

THE BANK OF NOVA SCOTIA as a Lender and as Documentation Agent
By:	/s/ N. BELL
Name:	N. Bell
Title:	Senior Manager

COMERICA BANK-TEXAS
By:	/s/ MICHELE L. JONES
Name:	Michele L. Jones
Title:	Vice President

FLEET NATIONAL BANK
By:	/s/ JEFFREY H. RATHKAMP
Name:	Jeffrey H. Rathkamp
Title:	Vice President

TORONTO DOMINION (TEXAS), INC.
By:	/s/ JEAN PETTIT
Name:	Jean Pettit
Title:	Vice President

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SECOND AMENDMENT TO RESTATED CREDIT AGREEMENT
WITNESSETH